Exhibit 4.2
DESCRIPTION OF SECURITIES

As of December 31, 2023, NewtekOne Inc. (the “Company,” “we,” “our,” or “us”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) our common stock and (2) our debt securities.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

A.Common Stock, $0.02 par value per share

As of December 31, 2023, the authorized capital stock of the Company consisted of 200,000,000 shares of stock, par value $0.02 per share, of which all are designated as common stock except for the 20,000 shares which are designated as Series A Convertible Preferred Stock. Our common stock is traded on the Nasdaq Global Market under the ticker symbol “NEWT.”
All shares of our common stock have equal rights as to earnings, assets, voting, and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.
Under our charter, our Board is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. Our charter also provides that the Board, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Options and Restricted Stock
The Compensation, Corporate Governance and Nominating Committee of the Board approves the issuance of awards of restricted stock to employees and directors pursuant to the 2023 Stock Incentive Plan, which was approved by the Board in April 2023 and the Company’s shareholders on June 14, 2023.
The 2023 Stock Plan permits us to issue awards of stock options and restricted shares of common stock in an aggregate amount of up to 3,000,000 issued and outstanding shares of common stock as of the effective date of the 2023 Plan. The Compensation, Corporate Governance and Nominating Committee believes that restricted shares of common stock is the best method of encouraging stock ownership in the Company by eligible participants by giving them a proprietary interest in the Company’s performance, which more closely aligns compensation with the

Company’s performance and provides a means to attract and retain persons of outstanding ability in key positions with the Company.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Our charter authorizes us, to the maximum extent permitted by Maryland law to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws
The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors
Our Board is divided into three classes of directors serving staggered three-year terms. The first expires in 2024, the second class expires in 2025, and the third class expires in 2026. Upon expiration of their current terms, directors of each class will be elected to serve for three-year terms and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors
Our charter and bylaws provide that the affirmative vote of the holders of a plurality of the outstanding shares of stock entitled to vote in the election of directors cast at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to our charter our Board may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal
Our charter provides that the number of directors will be set only by the Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than one nor more than twelve. Our charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Securities Exchange Act of 1934, as amended, we elect to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders
Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by the Board or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by our Board and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise and any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the Board or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.
Our charter and bylaws provide that the Board will have the exclusive power to make, alter, amend or repeal any provision of our bylaws. At meetings of our shareholders held on July 26, 2018, August 2, 2019, July 10, 2020 and September 30, 2022 (collectively, the “Meetings”), the Board recommended that the Company’s shareholders approve an amendment to the Company’s Articles of Amendment and Restatement (the “Charter Amendment”). The shareholder proposals, if passed, would have allowed Company shareholders to amend the Company’s bylaws by the affirmative vote of the holders of a majority of all votes entitled to be cast (the “Charter Amendment Proposals”). The Company’s shareholders failed to pass the Charter Amendment Proposals at each of the Meetings. The Board continues to believe that allowing the Company’s shareholders to amend its Bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter is in the Company’s best interests. Therefore, the Company intends to resubmit the Charter Amendment Proposal at the Company’s next meeting of shareholders.
No Appraisal Rights
Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the Board shall determine such rights apply.

Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
a.one-tenth or more but less than one-third;
b.one-third or more but less than a majority; or
c.a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. As a result, we will amend our bylaws to be subject to the Control Share Act only if the Board determines that it would be in our best interests and, after notification.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
d.any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
e.an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
f.80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
g.two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by Board. This resolution may be altered or repealed in whole or in part at any time; however, our Board will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the Board determines that it would be in our best interests If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

B.Debt Securities

•5.75% Notes due 2024 (the “2024 Notes”);
•5.50% Notes due 2026 (the “2026 Notes”); and
•8.00% Notes due 2028 (the “2028 Notes”).

The 2024 Notes
In July 2019, we issued $55.0 million in aggregate principal amount of 5.75% notes due 2024 (the “2024 Notes”). In August 2019, we closed on an additional $8.25 million in aggregate principal amount of the 2024 Notes pursuant to a fully-exercised overallotment option granted to the underwriters. The total net proceeds to us, after deducting underwriting discounts and offering expenses, were approximately $61.3 million.
On February 16, 2021 and May 20, 2021, the Company issued an additional $5.0 million and $10.0 million in aggregate principal amount of its 2024 Notes, respectively. The new 2024 Notes are treated as a single series with the prior 2024 Notes and have the same terms as the prior 2024 Notes. The existing 2024 Notes have the same CUSIP number and are fungible and rank equally with the prior 2024 Notes.
On December 29, 2021, the Company partially redeemed $40.0 million in aggregate principal amount of the $78.25 million of 2024 Notes outstanding at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon from November 1, 2021 through, but excluding, the redemption date. As of December 31, 2021, the outstanding principal balance of the 2024 Notes was $78.25 million.
The 2024 Notes were issued under a base indenture (the “Base Indenture”), dated September 23, 2015, by and between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the fourth supplemental indenture, dated as of July 29, 2019 (the “Fourth Supplemental Indenture”, and together with the Base Indenture and the Third Supplemental Indenture, the “2024 Notes Indenture”). The 2024 Notes bear interest at a rate of 6.25% per year payable quarterly on February 1, May 1, August 1, and November 1 of each year, beginning on November 1, 2019. The 2024 Notes will mature on August 1, 2024. The 2024 Notes may be redeemed in whole or in part at any time or from time to time at our option on or after August 1, 2021. We have listed the 2024 Notes on The Nasdaq Global Select Market under the trading symbol “NEWTL.”
The 2026 Notes
In January 2021, we issued $115.0 million in aggregate principal amount of 5.50% notes due 2026 (the “2026 Notes”). The 2026 Notes including $15.0 million in aggregate principal amount sold pursuant to a fully-exercised overallotment option. Total net proceeds received after deducting underwriters’ discount and expenses was approximately $111.3 million. As of December 31, 2021, the outstanding principal balance of the 2026 Notes was $115.0 million.
The 2026 Notes were issued under the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture”) to the Indenture, dated as of September 23, 2015, between the Company and the Trustee (the “Base Indenture”, and together with the Seventh Supplemental Indenture, the “2026 Notes Indenture”). The 2026 Notes will mature on February 1, 2026 and may be redeemed in whole or in part at any time or from time to time at our option on or after February 1, 2022. The 2026 Notes bear interest at a rate of 5.50% per year payable quarterly on February 1, May 1, August 1 and November 1, of each year, beginning May 1, 2021. The 2026 Notes are listed on the Nasdaq Global Market under the trading symbol “NEWTZ.”
The 2024 Notes and 2026 Notes

Set forth below is a summary of the material terms of the 2024 Notes and the 2026 Notes. All references to the "Notes" refer to the 2024 Notes and the 2026 collectively and to the "Indenture" refer to the 2024 Notes Indenture and the 2026 Notes Indenture collectively.

General
The Indenture provides that any debt securities proposed to be sold may be issued under the Indenture in one or more series.
The Indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the Indenture, when a single trustee is acting for all debt securities issued under the Indentures, are called the “indenture securities.” The Indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “— Resignation of Trustee” below. At a time when two or more trustees are acting under the Indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the Indenture, the powers and trust obligations of each trustee will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the Indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indenture.
Except as described under “— Events of Default” and “— Merger or Consolidation” below, the Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.
We refer you to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants, as applicable, that are described below, including any addition of a covenant or other provision providing event risk protection or similar protection.
We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after August 1, 2020, in the case of the 2024 Notes and February 1, 2022, in the case of the 2026 Notes, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to the date fixed for redemption.

If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC will determine the method for selection of the particular Notes to be redeemed, in accordance with the Indenture and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Global Securities

Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of The Depository Trust Company, New York, New York, known as DTC, or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “Description of Notes — Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Payment

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Description of Notes — Book-Entry Procedures.”

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the Note.

Alternatively, at our option, we may pay any cash interest that becomes due on the Notes by mailing a check to the holder at his, her or its address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Events of Default
Holders will have rights if an Event of Default occurs in respect of the Notes, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

•	We do not pay the principal of (or premium, if any, on) any Note on its due date and such default is not cured within 5 days of its due date.
An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other Indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

•	We do not pay interest on any Note when due, and such default is not cured within 30 days of its due date.

•	We remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25.0% of the principal amount of the Notes.

•	We file for bankruptcy, or certain other events of bankruptcy, insolvency, or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 90 days.

•	With respect to the 2024 and 2026 Notes only, on the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage, as defined in the 1940 Act, of less than 100% after giving effect to any exemptive relief granted to us by the SEC.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, (2) any other Events of Default have been cured or waived, and (3) we have deposited with the trustee a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements, and advances of the trustee, its agents, and counsel as required under the Indenture in connection with the rescinded Event of Default.

The trustee is not required to take any action under an Indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the Notes, the following must occur:

•	a holder must give the trustee written notice that an Event of Default has occurred and remains uncured;
However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

•	the holders of at least 25% in principal amount of all the Notes must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security or both reasonably satisfactory to it against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•	the holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.

Waiver of Default
The holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•	in the payment of principal (or premium, if any) or interest; or

Merger or Consolidation

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.
Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree, in a supplemental indenture, to be legally responsible for our obligations under the Notes and the Indenture;

Modification or Waiver

•	the merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•	we must deliver to the trustee certain certificates and documents and an opinion of counsel.
There are three types of changes we can make to the Indenture and the Notes issued thereunder.
Changes Requiring Holders' Approval
First, there are changes that we cannot make to your Notes without holders' specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;
Changes Not Requiring Approval

•	reduce any amounts due on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;
•	change the place or currency of payment on a Note;

•	impair a holders right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture; and

•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.
The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.
Changes Requiring Majority Approval
Any other change to the Indenture and the Notes would require the following approval:

•	if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and
In each case, the required approval must be given by written consent.

•	if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of any series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Description of Notes — Modification or Waiver — Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:
The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “Description of Notes — Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under an Indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

The trustee shall not be deemed to have notice of any default or Event of Default unless (i) written notice of any event which is in fact such a default is received by the trustee at the corporate trust office of the trustee and such notice references the Notes and the Indenture or (ii), in the case of a Default or Event of Default in the payment of the principal of (or premium, if any) or interest, if any, on any Notes, a responsible officer of the trustee has actual knowledge thereof.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
Covenant Defeasance

Under current U.S. federal income tax law and the Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay Notes. In order to achieve covenant defeasance, the following must occur:

•	Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will, in the written opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;
If we accomplish covenant defeasance, holders can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

•	we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or result in a default under, the Indenture or any of our other material agreements or instruments;

•	no default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency, or reorganization shall occur during the next 90 days.

Full Defeasance

If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will, in the written opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;
If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the Notes. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If Notes were subordinated as described later under “Description of Notes — Indenture Provisions — Ranking,” such subordination would not prevent the trustee under the Indenture from applying the funds available to it from the deposit referred to in the first bullet of the preceding paragraph to the payment of amounts due in respect of such Notes for the benefit of the subordinated debtholders.

•	we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal income tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit. Under current U.S. federal income tax law the deposit and our legal release from the Notes would be treated as though we paid a holder its share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for Notes and holders would recognize gain or loss on the Notes at the time of the deposit;

•	we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any of our other material agreements or instruments; and

•	no default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency, or reorganization shall occur during the next 90 days.

Other Covenants

In addition to any other covenants described in applicable prospectus supplement or accompanying prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by the Company and related matters, the following covenants will apply to the Notes:

•	With respect to the Notes, we agree that for the period of time during which the 2024 and 2026 Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, but giving effect to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings. See “Risk Factors — Because we have received the approval of our stockholders, we are subject to 150% asset coverage beginning after July 26, 2018” in this Form 10-K.
Form, Exchange and Transfer of Certificated Registered Securities

•	We agree that for the period of time during which the 2024 and 2026 Notes are outstanding, pursuant to Section 18(a)(1)(B) as modified by Section 61(a) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, the Company will not declare any dividend (except a dividend payable in stock of the issuer), or declare any other distribution, upon a class of the capital stock of the Company, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, the Company has an asset coverage (as defined in the Investment Company Act) of at least the threshold specified in Section 18(a)(1)(B) as modified by Section 61(a) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, as such obligation may be amended or superseded, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to (i) any exemptive relief granted to the Company by the Commission, and (ii) any SEC no-action relief granted by the Commission to another business development company (or to the Company if it determines to seek such similar no-action or other relief) permitting the business development company to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a) of the Investment Company Act, as such obligation may be amended or superseded, in order to maintain such business development company’s status as a regulated investment company under Subchapter M of the Code.
•	If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.
If registered Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;
Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

•	without interest coupons; and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine and fix the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the Notes as described in this subsection, since it will be the sole holder of the Notes.

Resignation of Trustee
The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of Indenture securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Ranking

The Notes will be designated as Senior Securities and, therefore, Senior Indebtedness under the Indenture. Senior Indebtedness is defined in the Indenture as the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Senior Indebtedness” for purposes of the Indenture and in accordance with the terms of the Indenture (including any Indenture securities designated as Senior Indebtedness), and
As unsecured obligations of the Company designated as Senior Indebtedness under the Indenture, the Notes will rank:

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

•	pari passu, or equal, with any of our existing and future unsecured indebtedness;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•	effectively subordinated, or junior, to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated, or junior, to all existing and future indebtedness and other obligations of any of our subsidiaries or financing vehicles, if any.
The 2028 Notes:

On August 31, 2023, the Company completed a registered offering of $40.0 million in aggregate principal amount of its 8.00% 2028 Notes, which includes the underwriters’ exercise of the option granted by the Company to purchase an additional $5.0 million in aggregate principal amount of the 2028 Notes. The Company received $38.0 million in proceeds, before expenses, from the sale of the 2028 Notes. The 2028 Notes bear interest at a rate of 8.00% per year payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2023. The 2028 Notes will mature on September 1, 2028. The 2028 Notes trade on the Nasdaq Global Market under the trading symbol “NEWTI.” At December 31, 2023, the Company was in compliance with all covenants related to the 2028 Notes. The 2028 Notes were be issued under an Indenture, dated as of August 31, 2023 (the “2028 Notes Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of August 31, 2023 (the “First Supplemental Indenture” and together with the 2028 Notes Base Indenture, the “2028 Notes Indenture.”)

Set forth below is a summary of the material terms of the 2028 Notes. All references to the “Notes” are to the 2028 Notes and all references to the “Indenture” are to the 2028 Notes Indenture.

The Notes are the senior unsecured obligations of NewtekOne. There is no sinking fund for the Notes. No recourse will be had for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director as such, past, present or future, of NewtekOne or of any successor person.

Optional Redemption of the Notes

The Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, on or after September 1, 2025, upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. The Company must provide notice to the Trustee of any redemption no later than 5 days prior to when notice is sent to holders, unless some shorter period is reasonably agreed to by the Company and the Trustee.

If the Notes are held in book-entry form through DTC, the Company may provide notice in any manner permitted or required by DTC.

Prior to any redemption date, the Company will deposit with the Trustee or a paying agent an amount of money sufficient to pay the redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the Notes which are to be redeemed on such date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption. If fewer than all of the Notes of any series are to be redeemed, the particular Notes to be redeemed will be selected by the Company, not more than 60 days prior to the redemption date, from the outstanding Notes not previously called for redemption, in compliance with the policies and procedures of the Trustee and the requirements of the DTC, as applicable, provided that the unredeemed portion of the principal amount of any Note will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Note.

In addition, the Company may at any time purchase Notes by tender, in the open market or by private agreement, subject to applicable law.

The Notes are not subject to repayment at the option of the holder at any time prior to the maturity date and not entitled to any sinking fund.

Ranking of the Notes

The Notes are the senior unsecured obligations of the Company and rank equally in right of payment with any other existing or future senior unsecured obligations (including the 2024 Notes and the 2026 Notes). The Notes are effectively subordinated to all of the Company’s future secured indebtedness to the extent of the value of the Company’s assets securing such indebtedness. The Notes are senior in right of payment to any unsecured and subordinated indebtedness of the Company that is subordinated in right of payment to the Notes.

Events of Default; Waivers
The following events are “Events of Default” with respect to the Notes:
a.Default for 30 days in any interest payment in respect of the Notes;
b.Default in any principal or premium payment at maturity of the Notes;
c.Default in the deposit of any sinking fund when and as due by the terms of the Notes;
d.Default in the performance or breach of any covenant or warranty of the Company in the Indenture for 90 days after the receipt of a notice of default;
e.Default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $8,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided, that for purposes of the Indenture, the term “indebtedness” shall not include any indebtedness or obligations of subsidiaries of the Company that is guaranteed by the Company; and
f.Bankruptcy, insolvency or reorganization of the Company.

If an Event of Default relating to the Notes has occurred and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal amount of the Notes to be due and payable immediately. No such declaration is required, however, with respect to an Event of Default triggered by bankruptcy, insolvency or reorganization. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the Notes. In addition, the holders of a majority in principal amount of Notes of all affected series (voting as one class except in the case of Events of Default regarding a default in any principal, premium or interest payment or deposit of any sinking fund, as to which each series so affected will vote as a separate class) may waive any past default with respect to the Notes of such series. The Trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the Trustee shall have received written notice from the Company or a holder describing such default or event of default and stating that such notice is a notice of default or event of default.

Modification and Waiver

Without the consent of any holders of any Notes, the Company, when authorized by a board resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:
a.to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or
b.to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities, including the Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred upon the Company pursuant to the Indenture; or
a.to add any additional Events of Default for the benefit of the holders of all or any series of debt securities (and if such additional Events of Default are to be for the benefit of less than all series of debt securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or
b.to add to or change any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the issuance of debt securities, including the Notes, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; or
c.to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities under the Indenture, provided that any such addition, change or elimination (i) will neither (A) apply to any such securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such securities with respect to such provision or (ii) will become effective only when there is no such securities outstanding; or
d.to secure the Notes or provide for guarantees of the Notes; or
e.to establish the form or terms of debt securities of any series under the Indenture as permitted pursuant thereto; or
f.to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the debt securities of one or more series, including the Notes, and to add to or change any of the provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or
g.to comply with any requirements of the SEC in connection with qualifying the Indenture under the Trust Indenture Act; or
h.to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein; or
i.to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the Indenture; provided that any such action will not adversely affect the interests of the holders of securities of any series issued under the Indenture in any material respect; or
j.to make provisions with respect to conversion or exchange rights of holders of securities of any series; or
k.to add, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of securities; or
l.to conform the terms of the Notes or the Indenture with the description set forth in this prospectus supplement or with the requirements of the Trust Indenture Act; or
m.to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause will not adversely affect the interests of the holders of debt securities of any series, including the Notes, in any material respect.

With the consent of the holders of not less than a majority in principal amount of the outstanding Notes of each series affected by such supplemental indenture, by act of such holders delivered to the Company and the Trustee, the Company, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Notes of such series under the Indenture; provided, however, that no such supplemental indenture will, without the consent of the holder of each outstanding Note affected thereby:

a.change the stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any Note which would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture, adversely affect any right of repayment at the option of the holder of any security issued under the Indenture, or change any place of payment where any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or
b.reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or
c.modify any of the provisions of this paragraph or certain provisions of the Indenture relating to waivers of past defaults and waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby; provided, however, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in this paragraph, or the deletion of this proviso, in certain circumstances.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of debt securities of any other series.

In connection with any modification, amendment, supplement or waiver in respect of the indenture or the notes, we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating (i) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of the indenture and the notes, and (ii) that all related conditions precedent to such modification, amendment, supplement or waiver have been complied with; and (iii) that such supplemental indenture will be valid and binding upon the Company in accordance with its terms.

Consolidation, Merger and Sale of Assets

The Indenture provides that the Company may not consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to another person or permit any person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless: (i) in case the Company will consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to another person, the person formed by the consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety, (a) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) expressly assumes by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed; and (ii) immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing under the Indenture, and the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel as required by the indenture.

Certain Restrictive Covenants

Sale or Issuance of Voting Stock of the Bank

The Indenture provides that the Company may not effect a “Sale of the Bank.”. For purposes of the Indenture:

“Sale of the Bank” means (i) the sale, transfer, lease or conveyance by the Company, or an issuance of stock by the Material Bank Subsidiary, in either case resulting in ownership by the Company of securities that provides it with less than 80% of the Material Bank Subsidiary’s outstanding voting equity securities, calculated on the basis of voting power; provided, that, a merger of the Company or the conveyance, transfer or lease of all or substantially all of the Company’s properties and assets will not constitute a Sale of the Bank so long as the Company satisfies the conditions described under the heading “—Consolidation, Merger and Sale of Assets” or (ii) the lease, sale, assignment or transfer of all or substantially all of the Material Bank Subsidiary’ properties and assets to any person (other than the Company) in a single transaction or series of related transactions, unless, upon such lease, sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that person.

“Voting Stock” means stock which ordinarily has voting power for the election of directors, managers, trustees or equivalent of such corporation, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Material Bank Subsidiary” for purposes of the Indenture means Newtek Bank, National Association or any successor thereof and any other subsidiary of the Company that (x) is a “bank” as defined in Section 3 of the Federal Deposit Insurance Act and (y) that has consolidated assets equal to 30% or more of the Company’s consolidated assets.

Limitation Upon Liens on Certain Capital Stock

The Indenture provides that the Company will not create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money upon any shares of Voting Stock of a Material Bank Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of such Voting Stock), directly or indirectly (except for directors’ qualifying shares), without making effective provision whereby the Notes will be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Material Bank Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of a Material Bank Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of a Material Bank Subsidiary; provided, however, that, notwithstanding the foregoing, the Company may incur or suffer to be incurred or to exist upon such capital stock:

(1) liens upon any such shares of Voting Stock to secure indebtedness of the Company or a Material Bank Subsidiary as part of the purchase price of such shares of Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(2) liens for taxes, assessments or other government charges or levies (A) which are not yet due or payable without penalty, (B) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in accordance with generally accepted accounting principles or (C) which secure obligations of less than $1,000,000 in amount;

(3) lien of any judgment, if that judgment (A) is discharged, or stayed on appeal or otherwise, within 60 days, (B) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (C) involves claims of less than $1,000,000; or

(4) any pledge or lien on the Voting Stock of a Material Bank Subsidiary to secure a loan or other extension of credit by a Material Bank Subsidiary.

In case the Company proposes to create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of a Material Bank Subsidiary (or securities convertible into, or options, warrants or rights to subscribe or purchase shares of such Voting Stock), directly or indirectly, other than as permitted by the Indenture, the Company will give prior written notice to the Trustee, and will prior to or simultaneously with such pledge, encumbrance or lien, by a future supplemental indenture delivered to the Trustee, in form satisfactory to it, effectively secure all the Notes equally and ratably with such indebtedness, by pledge, encumbrance or lien of such Voting Stock. Such supplemental indenture must contain the provisions, concerning the possession, control, release and substitution of encumbered and pledge property and securities and other appropriate matters which are required or permitted by the Trust Indenture Act (as in effect at the date of execution of such supplemental indenture) to be included in a secured indenture qualified under the Trust Indenture Act and may also contain such additional and mandatory provisions permitted by the Trust Indenture Act as the Company will deem advisable or appropriate.

Waiver of Covenants

The Company may omit in any particular instance to comply with any term, provision or condition described under headings “—Sale or Issuance of Voting Stock of the Bank” and “—Limitation Upon Liens on Certain Capital Stock” with respect to the Notes if before the time for such compliance, the Holders of at least a majority in principal amount of the Notes outstanding, by act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver becomes effective, the obligations of the Company and the rights and protections of the Trustee in respect of any such term, provision or condition will remain in full force and effect.

Defeasance and Discharge

The defeasance provisions of the Indenture apply to the Notes. The “defeasance” provisions of the Indenture provide that the Company may terminate some of the Company’s obligations with respect to any series of Notes by depositing with the Trustee as trust funds a combination of money and U.S. government obligations sufficient to pay the principal of or premium, if any, and interest on, the securities of such series as they come due. Defeasance is permitted only if, among other things, the Company delivers to the Trustee an officers’ certificate and opinion of counsel on the terms described in the Indenture.

The Indenture also provides that the Company is entitled to cause the Indenture to cease to be of further effect (a “satisfaction and discharge”), with certain limited exceptions, if (i) either (a) all securities under the Indenture, with certain exceptions, have been delivered to the Trustee for cancellation or (b) all such securities not delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Company (in the case of (x), (y), or (z) above) has deposited or caused to be deposited with the Trustee as trust funds money sufficient to pay the principal of or premium, if any, and interest on, such securities as they come due or are to be redeemed, (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company and (iii) the Company has delivered the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Further Issuances

The amount of notes the Company can issue under the Indenture is unlimited. The Company issued the Notes in the initial aggregate principal amount of $35,000,000. However, the Company may, without the consent of holders, create and issue further notes, which notes may be consolidated and form a single series with the Notes and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Notices

Notices to holders of Notes will be given by first-class mail to the addresses of such holders as they appear in the note register. Where notices are to be provided to a holder of a global security, the notice will be deemed sufficiently given if provided to the depositary for such security pursuant to its applicable procedures.

Governing Law

The Notes and the Indenture are governed by and construed in accordance with the laws of the State of New York.